Exhibit 3.1

9065082/1	DUPLICATE FOR THE FILE

Number 534814	1548446

Certificate of Incorporation

on re-registration as a public limited company

I hereby certify that

ENDO INTERNATIONAL PUBLIC LIMITED COMPANY

has this day been re-registered under the

Companies Acts 1963 to 2014 and

that the company is a public limited company.

Given under my hand at Dublin, this

Tuesday, the 18th day of February, 2014

for Registrar of Companies

Certificate handed to/:	A & L Goodbody
International Financial Services Centre,
North Wall Quay,
Dublin 1.

Signed:	Date:	19th February 2014

*	Delete as appropriate